Exhibit 99.1

For immediate release

Tri-State announces Duane Highley as next Chief Executive Officer

• Mike McInnes announces retirement as CEO after long cooperative career

• Leadership transition at cooperative power supplier takes effect April 5, 2019

(February 12, 2019 – Westminster, Colo.) The Tri‑State Generation and Transmission Association Board of Directors has selected Duane Highley as the cooperative wholesale power supplier’s next chief executive officer. Highley, who currently serves as president and chief executive officer for Arkansas Electric Cooperative Corp., and Arkansas Electric Cooperative Inc., will succeed Mike McInnes on April 5, 2019.

Duane Highley will lead the wholesale electric power supplier’s executive management team in its strategic and operational initiatives while reporting to the association’s 43‑member board of directors.

“As CEO, Duane will work with our board of directors to advance a strong vision for the association’s future,” said Rick Gordon, chairman and president of Tri‑State. “Duane is a proven CEO adept at leading complex cooperative organizations.  He has spent the past 35 years working with two financially strong cooperatives and demonstrates leadership collaborating with members, key stakeholders and public officials.”

The Tri‑State board considered several factors in the CEO selection, including a  strong ability to lead, manage and advocate within the cooperative governance model. Highley demonstrated his vision for Tri‑State to meet its members’ needs, with the priority on continuing to deliver reliable and affordable electricity, his desire to work with all members to find solutions to current and future issues facing the association and the industry, and his ability to lead and inspire employees.

“I'm grateful to the board for their confidence and honored by the opportunity to lead this remarkable organization of dedicated and talented employees," said Highley. “Together with our board, members and staff, our association will bolster what remains our key focus – serving the needs of our members so they can deliver on their promise to rural communities across the west.”

“Among a strong field of highly qualified candidates, our board of directors has confidence that Duane will continue the progress Mike McInnes established over the last five years,” said Gordon. “I want to thank Mike for his exceptional leadership as CEO. Under Mike’s leadership, Tri-State is financially strong, operationally sound and well positioned for the future.”

Tri-State announces Duane Highley as next Chief Executive Officer

Mike McInnes became executive vice president/general manager in March 2014, and the board of directors changed his title to CEO in 2015. Prior to joining Tri-State in 2000, McInnes was executive vice president and general manager of Plains Electric Generation and Transmission Cooperative in Albuquerque, N.M.

“Assuming the role of Tri-State CEO was the most rewarding decision and highlight of my career, and I am grateful for our members and employees,” said McInnes. “We have all worked to address the challenges of an ever-changing industry while staying true to our mission, and I am humbled by our accomplishments.”

“I look forward to working with Duane and the board as we make this transition,” said McInnes. “I know our employees, our members, our mission and the continued success of our co-op business model will be in capable hands. “

Tri-State is a not-for-profit association of 43 member electric cooperatives and public power districts in four states that together deliver reliable, affordable and responsible power to more than a million rural electricity consumers across nearly 200,000 square miles of the west.

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Contact: Lee Boughey, Tri-State;  303-254-3555;  lboughey@tristategt.org